Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

February 28, 2024

Devon Energy

333 W. Sheridan Ave.

Oklahoma City, OK 73102

Ladies and Gentlemen:

We consent to the incorporation by reference in the registration statements (File Nos. 333-68694, 333-47672, 333-44702, 333-104922, 333-104933, 333-103679, 333-127630, 333‑159796, 333-182198, 333-204666, 333-218561, 333-249859, 333-260962, and 333‑265472) on Form S-8 and the registration statement (File No. 333-270269) on Form S-3 of Devon Energy Corporation (the “Company”) of our report for the Company and the references to our firm and said report, in the context in which they appear, in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023 (the “Form 10‑K”), which report is included as an exhibit to the Form 10-K.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716